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                                                                   EXHIBIT 10.21

                    RETIREMENT PACKAGE AND RELEASE AGREEMENT

      THIS RETIREMENT PACKAGE AND RELEASE AGREEMENT ("Agreement"), made, entered into and effective March 9, 2004, is between CALLON PETROLEUM COMPANY, a Delaware company having its principal offices at 200 North Canal Street, P.O. Box 1287, Natchez, Mississippi, 39121 AND ALL OF ITS SUBSIDIARIES AND AFFILIATES ("Callon"), and DENNIS W. CHRISTIAN ("Christian"), an individual, residing at 1616 Main St, Natchez, Mississippi.

                                   WITNESSETH:

      WHEREAS, Callon and Christian entered into that certain Severance Compensation Agreement dated effective January 1, 2002 ("Change of Control Agreement");

      WHEREAS, the parties have agreed upon certain terms relating to the retirement of Christian from Callon and his resignation from the Board of Directors.

      NOW, THEREFORE, for and in consideration of the recitals and covenants herein set forth, the parties agree as follows:

      1. Employment and Directorship. Christian hereby resigns as an officer and employee of Callon, and resigns as a member of the Board of Directors of Callon. Christian's resignation of employment with Callon and his resignation from the Board of Directors will be effective as of March 9, 2004 ("Retirement Date").

      2. Change of Control Agreement. The Change of Control Agreement and Christian's employment thereunder are hereby terminated by Christian's retirement and mutual agreement of the parties, effective as of the Retirement Date. Except for those provisions and the agreements expressly set forth herein, neither party shall have any obligation or responsibility of any kind to the other party after the Retirement Date.

      3. Consideration. In consideration of the premises and his 23 years of service to Callon, Christian shall receive, on the terms and conditions stated herein, the following:

      a) $1,500,000, payable as set forth below, less maximum additional 401k contribution for 2004 and lawful withholdings of federal and state income and payroll taxes in an amount equal to 33% of the taxable amount;

      b) Callon shall assign to Christian the ownership of his company car, laptop computer, cell phone; and

      c) Christian shall take certain "memorabilia" as specifically approved by Fred L. Callon.

      Items 3 a) through c) shall be hereafter referred to as the "Payment".

The cash portion of the Payment set forth in Section 3(a) shall be made by wire transfer to an account designated in writing by Christian as follows: (i) $1,350,000 (less taxes as provided for
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above) no later than noon on the eighth day after Christian signs this Agreement and has not revoked his acceptance of this Agreement ("Initial Payment") and
(ii) $150,000 (less taxes as provided for above) plus an amount equal to 6% per annum interest thereon from March 9, 2004 to the date of payment on March 9, 2005 ("Final Payment"). The Final Payment shall be placed in escrow with Simon, Peragine, Smith and Redfearn, L.L.P. contemporaneously with the Initial Payment and shall be released to Christian on March 9, 2005, including 6% per annum interest.

      4. Severance Pay. Christian waives, and Callon shall not be required to pay, any severance pay or severance benefits, except as expressly provided for in this Agreement, in connection with Christian's retirement. The consideration and remuneration provided for under this Agreement are in lieu of and take the place of any other severance pay or severance benefit, which Christian forfeits. Christian shall promptly deliver into escrow with Simon, Peragine, Smith and Redfearn, L.L.P. original copies of all option agreements following the payment of the Initial Payment provided for above. Simon, Peragine, Smith and Redfearn, L.L.P. shall release the option agreements to Callon along with Christian's full release of any rights thereto, upon notification from Christian that the payment set forth in 3 (ii) has been received .

All unvested restricted shares owned by Christian will immediately vest without restriction upon the execution of the Agreement and the stock certificates for those net shares, after lawful withholdings of federal and state income and payroll taxes, will be delivered to Christian concurrent with the Initial Payment.

      5. Employee Benefit Plans. Callon agrees to continue health and dental insurance coverage for Christian and his eligible dependents under Callon's group health insurance plan as it may be amended from time to time until the earlier of the date Christian becomes eligible for Medicare benefits or the date Christian obtains new coverage as a result of any future employment, and to pay Christian and his eligible dependents' portion of the premium while such coverage is continued. When requested by Christian, Callon will provide any necessary evidence of continuation of coverage.

      6. Release and Indemnity. By execution of this Agreement, Christian for himself, his legal and other representatives, claimants, heirs and beneficiaries, forever waives and releases Callon from all rights, benefits, payments and claims (including but not limited to statutory, tort or contractual claims) of any kind and nature to which Christian is now or in the future may be entitled, and/or arising out of or in connection with Christian's employment with Callon, and resignation of Christian's employment, including but not limited to, claims of race, sex, age, color, disability, religion, national origin, and any other form of discrimination, harassment, or retaliation in violation of Title VII of the Civil Rights Act, the Americans With Disabilities Act, the Age Discrimination in Employment Act ("ADEA"), the Family and Medical Leave Act, the Equal Pay Act, the Employee Retirement Income Security Act of 1974, all as amended, and any other state or federal statute, regulation or the common law (contract, tort or other), except as may be specifically provided for under this Agreement or contained in the plan documents or grants of benefits to which Christian is entitled according to the provisions hereof. It is specifically agreed that this Agreement, and the consideration Christian will receive hereunder, constitute a complete settlement and release, and an absolute bar to any and all claims, known or unknown, Christian has


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or may have against Callon or its respective directors, officers, and employees, whether or not the same be presently known or suspected to be arising out of or in any manner connected with Christian's employment thereby or resignation of employment with Callon, except as may be specifically provided for under this Agreement or contained in the plan documents or grants of benefits to which Christian is entitled according to the provisions hereof. THIS SECTION OF THE AGREEMENT APPLIES TO RIGHTS OR CLAIMS PURSUANT TO THE ADEA ONLY IN EXISTENCE ON OR BEFORE THE DATE OF PAYMENT OF CONSIDERATION AND REMUNERATION PROVIDED FOR HEREIN. CHRISTIAN ACKNOWLEDGES AND AGREES, AND REPRESENTS TO CALLON THAT (I) HE UNDERSTANDS THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH; (II) HE HAS BEEN PROVIDED AT LEAST TWENTY-ONE (21) CALENDAR DAYS IN WHICH TO CONSIDER THE EFFECT OF THE PROVISIONS OF THIS PARAGRAPH; AND (III) HE HAS BEEN ADVISED IN WRITING BY CALLON TO CONSULT AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. CHRISTIAN MAY KNOWINGLY AND VOLUNTARILY WAIVE THE REMAINDER OF THE 21-DAY CONSIDERATION
PERIOD, IF ANY, FOLLOWING THE DATE HE SIGNED THIS AGREEMENT. CHRISTIAN
ACKNOWLEDGES: 1) HE HAS NOT BEEN ASKED BY CALLON TO SHORTEN HIS PERIOD FOR CONSIDERATION OF WHETHER TO SIGN THIS AGREEMENT; 2) CALLON HAS NOT THREATENED TO WITHDRAW OR ALTER THE BENEFITS DUE PRIOR TO THE EXPIRATION OF THE 21-DAY PERIOD; OR 3) CALLON HAS NOT PROVIDED DIFFERENT TERMS BECAUSE HE HAS DECIDED TO SIGN THE AGREEMENT PRIOR TO THE EXPIRATION OF THE 21-DAY CONSIDERATION PERIOD. CHRISTIAN UNDERSTANDS AND ACKNOWLEDGES THAT HE HAS SEVEN (7) CALENDAR DAYS FOLLOWING HIS EXECUTION OF THIS AGREEMENT TO REVOKE HIS ACCEPTANCE OF THIS AGREEMENT,
WHEREUPON THIS AGREEMENT SHALL BE RESCINDED IN ITS ENTIRETY AND BECOME NULL AND VOID. THIS AGREEMENT WILL NOT BECOME EFFECTIVE OR ENFORCEABLE, AND THE PAYMENT WILL NOT BECOME PAYABLE, UNTIL AFTER THIS REVOCATION PERIOD HAS EXPIRED.

      In consideration of the payments and promises contained in this Agreement, Callon and all its subsidiaries, affiliates and related companies hereby release, discharge, forever holds harmless and Callon agrees to indemnify and defend Christian from any and all claims, demands or suits, whether civil or criminal, at law or in equity, known or unknown, fixed or contingent, liquidated or unliquidated, asserted or unasserted, arising or existing on or at any time prior to the Retirement Date. This Release includes, but is not limited to, any claims relating to or arising out of Christian's employment with Callon, its subsidiaries, affiliates and/or related companies and/or his separation and retirement therefrom.

      7. Knowingly and Voluntary. Christian understands that it is his choice whether or not to enter into this Agreement and that his decision to do so is voluntary and is made knowingly.

      8. Post Employment Obligations.

      8.1 Post Employment Confidentiality Obligations. The terms of this Agreement and the content of the discussions pertaining to this Agreement shall be considered and treated as confidential and Christian shall not discuss or otherwise disclose, in any manner, the amount paid under this Agreement, and/or the substance or content of discussions involved in reaching this Agreement to any person other than Christian's attorney, spouse, family and tax/financial advisors and as required by appropriate taxing or other legal authorities. Further, Christian acknowledges and agrees to continue to abide by any and all Callon's confidentiality policies and procedures for a period of two years.


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      The terms of this Agreement and the content of the discussions pertaining to this Agreement shall be considered and treated as confidential and Callon shall not discuss or otherwise disclose, in any manner, the amount paid under this Agreement, and/or the substance or content of discussions involved in reaching this Agreement to any third party except as required by law.

      8.2 Cooperation. Christian agrees that he will promptly return any and all Callon property, including copies thereof, to Callon. Christian agrees that for a period of 60 days he shall cooperate with, and make himself available for, any and all requests by Callon for information regarding his job functions with Callon and events, circumstances, and transactions with which he became familiar during the course of his employment with Callon. With respect to any litigation, charges, investigations, or subpoenas initiated by governmental or private parties, such cooperation shall include, but not be limited to, assisting Callon with preparing responses to subpoenas and other forms of discovery and making himself available to provide testimony for depositions, hearings or trials. Callon agrees to compensate Christian for any significant or lengthy assistance at the rate of $500 per hour and to reimburse him for all reasonable expenses incurred in so doing.

      8.3 Recommendations; Malignment. Callon acknowledges that Christian's retirement from the company was in no way related to any improper activities. Callon agrees that it will honestly and freely answer any questions from prospective employers in a manner that would support Christian's efforts to obtain another job either in the oil and gas business or otherwise. Christian and Callon agree that neither party will engage in any behavior nor act in any manner to malign the other party in any way to any third party, the oil and gas community, government agencies, the media or the public.

      8.4 Re-Employment. Christian agrees to relinquish and hereby does relinquish any and all rights he may have to re-employment with Callon. Christian further agrees that he will not knowingly seek, accept, or otherwise pursue employment with Callon, except that this paragraph will not apply if Christian's then-current employer becomes part of Callon as a result of a merger or acquisition. Similarly this paragraph will not apply if Christian is part of a consulting team hired by Callon or its partners.

      8.5 No Impediment. Callon agrees not to impede the hiring of Dennis Christian by any other entity, including Callon's existing partners, as either an employee or a consultant.

      9. Miscellaneous.

      9.1 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Mississippi.

      9.2 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.


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      9.3 Remedy for Breach of Contract. The parties agree that in the event there is any breach or asserted breach of the terms, covenants or conditions of this Agreement, the remedy of the parties hereto shall be in both law and in equity, including injunctive relief for the enforcement of or relief from any provisions of this Agreement.

      9.4 Severability. It is the desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenant or remedy of this Agreement or the application thereof to any person or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect. It is further the desire and intent of the parties that in the event of any breach of any portion of this Agreement, the remainder of this Agreement shall remain in effect as written and enforceable to the fullest extent permitted by law.

      9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

      9.6 Withholding of Taxes. Callon may withhold from any benefits or remuneration payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law or governmental regulation or ruling.

      9.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

      9.8 Assignability.

          A.    By Callon:

                Callon's obligations under this Agreement are not transferable or assignable by Callon and shall be considered a liability of Callon in any sale or transfer of substantially all of its business or assets by any means whether direct or indirect, by purchase, merger, consolidation or otherwise.

          B.    By Christian:

                With respect to Christian's rights and obligations, his rights and obligations hereunder are personal and neither this Agreement, nor any right, benefit or obligation of Christian, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of Callon. This Agreement and all payments hereunder shall inure


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          to the benefit of and be enforceable by and against Christian's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.

      9.9 Entire Agreement: Modification. This Agreement constitutes the entire agreement of the parties with regard to the resignation of employment of Christian, supersedes any and all prior written agreements between the parties, and contains all of the covenants, promises, representations and agreements between the parties with respect to the resignation of employment of Christian with Callon. Each party to this Agreement acknowledges that no representation, inducement, promise or agreement, oral or written, has been made by either party, which is not embodied herein, or referred to hereby and that no agreement, statement or promise relating to the employment or resignation of employment of Christian with Callon that is not contained or provided for, identified or referred to in this Agreement, shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by both parties.


              PLEASE READ THIS DOCUMENT CAREFULLY AS IT INCLUDES A
                               RELEASE OF CLAIMS.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                             ___________________________________
                                             Dennis W. Christian


                                             Callon Petroleum Company

                                             By:  ______________________________
                                             Name:  ____________________________
                                             Title:  ___________________________


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